EXHIBIT IV

STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (the "Agreement") is executed as of September 12, 2003 by and among Hydeman Family Partners Ltd., a Texas limited partnership ("Seller"), Robert B. Hydeman, an individual residing in Dallas County, Texas and the general partner of Seller ("Hydeman"), and Michael E. Montgomery, an individual residing in Dallas County, Texas ( "Purchaser").

RECITALS

          A.       On July 8, 2003, Purchaser advanced to Seller the sum of $25,104.80 in exchange for a promissory note of Seller, payable to the order of Purchaser, dated as of such date and in the original principal amount of such sum (the "Seller Note"). To secure payment of the Seller Note, Seller simultaneously pledged to Purchaser 35,864 shares of the common stock, par value $.10 per share, of Trek Resources, Inc., a Delaware corporation (the "Shares").

          B.        Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares in exchange for the cancellation of the Seller Note and on the terms and conditions set forth in this Agreement.

AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, Seller, Hydeman and Purchaser agree as follows:

1. Sale and Purchase of the Shares. Seller hereby sells to Purchaser, and Purchaser hereby purchases from Seller, the Shares in exchange for the cancellation of the Seller Note by Purchaser.

          2.        Deliveries. Contemporaneously with the execution of this Agreement, (i) Seller hereby delivers to Purchaser the certificate representing the Shares, accompanied by a stock power duly executed in favor of Purchaser, and (ii) Purchaser hereby delivers to Seller the Seller Note, duly marked by Purchaser as cancelled and discharged.

3. Certain Representations and Warranties of Seller. Seller and Hydeman each jointly and severally represent and warrant to Purchaser as follows:

                   (a)        Power and Authority. Seller and Hydeman each have the requisite power and authority to enter into this Agreement and to perform their obligations hereunder. This Agreement has been duly executed and delivered by Seller and Hydeman and is a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, except to the extent that (i) enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors= rights and remedies generally and (ii) the availability of equitable remedies may be limited by principles of equity.

                   (b)        Title to Shares. Seller has good, valid and marketable title to the Shares, free and clear of any liens, claims or encumbrances, other than the pledge of the shares to Purchaser in connection with the Seller Note.

4. Certain Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller and Hydeman as follows:

                   (a)        Power and Authority. Purchaser has the requisite power and authority to enter into this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that (i) enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors= rights and remedies generally and (ii) the availability of equitable remedies may be limited by principles of equity.

                   (b)        Investment Intent. Purchaser is acquiring the Shares for his own account for investment and not with a view to dividing such Shares with others, or with a view to or in connection with an offering or any distribution. Purchaser has no present intention of selling or otherwise disposing of such Shares. Purchaser acknowledges that a restrictive legend may be placed on the stock certificates representing the Shares substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED UNTIL SO REGISTERED OR UNTIL THE CORPORATION HAS RECEIVED ADEQUATE ASSURANCE, BY OPINION OF COUNSEL OR OTHER MEANS SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION FROM REGISTRATION EXISTS FOR SUCH OFFER FOR SALE, TRANSFER OR PLEDGE.

5. Miscellaneous.

(a) Survival. All representations and warranties made in this Agreement shall survive the execution of this Agreement and the contemporaneous closing of the transactions contemplated hereby.

(b) Governing Law. This Agreement shall be governed by the substantive laws of the State of Texas.

(c) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable.

                   (d)        Entirety and Amendments. This Agreement embodies the entire agreement and understanding relating to the subject matter hereof, supersedes all prior understandings between the parties relating to the subject matter hereof, and may be amended only by an instrument in writing executed by all parties hereto.

                   (e)        Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. No party may assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of all other parties.

(f) Section and Other Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

(h) Remedies. All rights and remedies under this Agreement are cumulative, not exclusive, and shall be in addition to all rights and remedies available to either party at law or in equity.

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the day and year first stated above.

SELLER:

Hydeman Family Partners, Ltd.
By: /s/ Robert B. Hydeman
Robert B. Hydeman, its general partner

ROBERT B. HYDEMAN:
/s/ Robert B. Hydeman
Printed Name: Robert B. Hydeman

PURCHASER:
/s/ Michael E. Montgomery
Printed Name: Michael E. Montgomery